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                                                                     Exhibit 4.8


                              SECOND AMENDMENT TO
                           COOPER CAMERON CORPORATION
                        BROAD BASED 2000 INCENTIVE PLAN


     WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the BROAD BASED 2000 INCENTIVE PLAN (the "Broad Based Plan); and

     WHEREAS, the Company desires to amend the Board Based Plan in certain respects;

     NOW, THEREFORE, the Broad Based Plan shall be amended as follows, effective July 24, 2001:

     1. Subsection 2.13 of the Broad Based Plan shall be amended by adding "Chief Executive Officer or the" before the word "Committee".

     2. The words "delegate to the Chief Executive Officer the authority to select Participants for and determine the shares subject to Stock Option Grants; to specify the total number of rights or options that may be awarded by the Chief Executive Officer, to select the Participants for and determine the shares or cash subject to Restricted Stock Awards or Performance Awards" for the words "select the Participants; to determine the type of Awards to be made to Participants; to determine the shares or cash subject to any Award and", in Subsection 3.2 of the Broad Based Plan.



                                                APPROVED:

                                                /s/ William C. Lemmer
                                                ________________________________
                                                William C. Lemmer
                                                Vice President, General Counsel
                                                 and Secretary

                                                Date:  July 24, 2001